Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (together with its Exhibits, this “Agreement”) by and between Chimera Investment Corporation (together with its successors and assigns, the “Company”) and Matthew Lambiase (“Executive”, and together with the Company, a “Party”) dated December 17, 2018 and effective as of January 1, 2019 (the “Effective Date”).
WITNESSETH:

WHEREAS, Executive wishes to continue to be employed by the Company, and the Company wishes to secure the continued employment of Executive, under the terms and conditions described below.
WHEREAS, the Parties are currently parties to an Employment Agreement that became effective as of August 5, 2015 (the “Prior Employment Agreement”) and that is being superseded by this Agreement, except as otherwise provided in this Agreement.
NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained, the Parties agree as follows:
1.Term of Employment.
(a)    The Company hereby employs Executive, and Executive hereby accepts employment with the Company, in the positions and with the duties and responsibilities as set forth in Section 2 below, subject to the terms and conditions of this Agreement.
(b)    The term of employment under this Agreement will commence on the Effective Date and will: (i) continue until December 31, 2021 (the “Initial Term”); (ii) be extended until the first December 31st that coincides with, or follows, the second anniversary of any Change in Control that occurs after December 31, 2019 during the Term of Employment; (ii) will be extended for an additional one year period (a “Renewal Term”) on the last day of the Initial Term or of any extension of the Term of Employment pursuant to clause (ii), and on each subsequent anniversary thereof, unless either Party provides written notice of nonrenewal to the other Party not less than 90 days prior to the latest of the last day: of the Initial Term, of any extension of the Term of Employment pursuant to clause (ii), or of any Renewal Term (the Initial Term, together with each extension of the Term of Employment pursuant to clause (ii) and each Renewal Term, the “Term of Employment”); provided that, if the last day of the Term of Employment otherwise would occur during a Garden Leave period, the Term of Employment will continue through the end of such Garden Leave. The Term of Employment may also be terminated in accordance with Section 5 below.
2.    Position; Duties and Responsibilities.
(a)    During the Term of Employment, Executive will be employed as the Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company (the “Board of Directors”). Executive will, under the supervision of the Board of Directors, (i)

Exhibit 10.1

manage and control the business and affairs of the Company, be responsible for all decisions regarding those matters, perform any and all other acts or activities customary or incident to the management of the business and affairs of a company of the Company’s size and nature by its chief executive officer, and (ii) have such other duties and responsibilities as are reasonably assigned to him by the Company’s Board of Directors (not inconsistent in any significant respect with the duties and responsibilities typically assigned to the chief executive officer as the senior-most executive officer of a publicly-traded REIT other than an executive chairman or vice-chairman of the board).
(b)    Executive is serving on the Board of Directors as of the Effective Date and will be nominated for reelection to the Board of Directors at each annual meeting of the Company’s shareholders during the Term of Employment.
(c)    During the Term of Employment, Executive will, without additional compensation, also serve on the board of directors of, serve as an officer of, and/or perform such executive and consulting services for, or on behalf of, such subsidiaries or affiliates of the Company as the Board of Directors may, from time to time, reasonably request. For purposes of this Agreement, the term “affiliate” will have the meaning ascribed thereto as of the Effective Date in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.
(d)    During the Term of Employment, Executive will serve the Company faithfully, diligently and to the best of his ability and will devote substantially all of his time and efforts to his employment and the performance of his duties under this Agreement. Nothing herein will preclude Executive from engaging in charitable and community affairs and managing his personal, financial and legal affairs, so long as such activities do not materially interfere with his carrying out his duties and responsibilities under this Agreement. Notwithstanding the foregoing, any service on civic, educational, philanthropic or charitable boards or committees shall be subject to prior approval by the Board of Directors. During the Term of Employment, Executive shall perform his duties and responsibilities principally in New York City.
3.    Compensation.
(a)    Base Salary. During his employment with the Company, Executive will be entitled to receive an annualized base salary (the “Base Salary”) of not less than $850,000. The Compensation Committee of the Board of Directors (the “Compensation Committee”) may review Executive’s Base Salary annually to determine whether increases are appropriate. Any such increased amount will thereafter be the “Base Salary” for all purposes. During Executive’s employment with the Company, the Base Salary will not be decreased at any time, or for any purpose (including, without limitation for the purpose of determining payments and benefits under Section 5), without Executive’s prior written consent.
(b)    Incentive Compensation.
(i)    For each calendar year that begins during the Term of Employment, Executive will be entitled to receive an annual cash bonus, payable in cash (“Annual Cash Bonus”), to the extent provided under this Agreement and Exhibit A. The Compensation Committee will

Exhibit 10.1

make all determinations with respect to any Annual Cash Bonus, in good faith, in consultation with Executive, and consistent with the text of this Agreement and the terms of Exhibit A.
(ii)    During each calendar year that begins during the Term of Employment, Executive shall be entitled to receive long-term incentive compensation consisting of grants in the form of restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted under the Company’s current Equity Compensation Plan (or its successor), in each case consistent with the text of this Agreement and Exhibit A (such compensation, “LTI”). The Compensation Committee will make all determinations with respect to LTI, in good faith, in consultation with Executive, and in compliance with the text of this Agreement and Exhibit A.
(c)    Stock Ownership Requirements. All shares of the Company’s stock distributed to Executive by the Company will be subject to the stock ownership guidelines in effect for executives from time to time, as determined by the Board of Directors. Unless the stock ownership guidelines provide otherwise: vested shares under equity grants may not be transferred during Executive’s employment with the Company unless the value of Executive’s stock holdings in the Company (including shares of restricted stock, restricted stock units and deferred stock units) after the transfer exceeds five times Executive’s Base Salary; and following the termination of Executive’s employment with the Company, vested shares of equity awards may not be transferred unless the value of Executive’s stock holdings in the Company (including shares of restricted stock, restricted stock units and deferred stock units) after the transfer exceeds five times Executive’s Base Salary as of the date that the Executive’s employment with the Company terminates in accordance with the terms of this Agreement (the “Termination Date”), provided, however, that this sentence will no longer apply following the six-month anniversary of the Termination Date. Notwithstanding the foregoing, the restrictions of this subsection (c) will not prevent Executive from selling or directing the withholding of shares of the Company stock in accordance with, and subject to, Section 21 to satisfy income tax and employment tax obligations relating to the vesting, exercise, or settlement of equity grants to which the shares relate.
4.    Employee Benefit Programs and Fringe Benefits. During the Term of Employment, Executive will be entitled to five weeks of vacation per fiscal year and will be eligible to participate in all executive incentive and employee benefit programs of the Company now or hereafter made available to the Company’s senior executives or salaried employees generally, as such programs may be in effect from time to time. The Company will reimburse Executive for any and all business expenses reasonably incurred by Executive in connection with his employment in accordance with applicable the Company policies.
5.    Termination of Employment.
(a)    Termination Due to Death or Disability. If Executive’s employment with the Company is terminated by reason of Executive’s death or Disability, the Term of Employment will (if it has not yet already expired) terminate automatically and the Company will have no further obligations to Executive under this Agreement except for (x) any payments and benefits described in Section 5(f) below and (y) subject to the requirements of Section 5(i) below, amounts and benefits due pursuant to clauses (i) through (iv) of this Section 5(a).

Exhibit 10.1

(i)    In the event Executive’s employment with the Company is terminated during the Term of Employment by reason of Executive’s Disability, the Company will reimburse Executive for 100% of the COBRA premiums incurred by Executive for Executive and his eligible dependents under the Company’s health care plan during the 18-month period immediately following the Termination Date. Such reimbursement will be provided on the payroll date immediately following the date on which Executive remits the applicable premium payment and will commence within 60 days after the Termination Date; provided that the first payment will include any reimbursements that would have otherwise been payable during the period beginning on the Termination Date and ending on the date of the first reimbursement payment. Reimbursement payments will be treated as taxable compensation to Executive.
(ii)    Whether or not such termination of employment due to death or Disability occurs during the Term of Employment, any outstanding equity-based or other compensation that has been granted to Executive, and that vests solely on the basis of continued employment, will vest in full as of the Termination Date and, with respect to RSUs, will be paid on the dates specified in the documents governing the awards.
(iii)    For any termination due to death or Disability, whether or not such termination of employment occurs during the Term of Employment, the “2015 Equity Award” (as defined in the Prior Employment Agreement) will (if not already fully vested as of the Termination Date) fully vest as of the Termination Date and will be settled within 60 days following the Termination Date.
(iv)    Whether or not such termination of employment due to death or Disability occurs during the Term of Employment, all of Executive’s outstanding PSUs and other performance-vesting awards will continue to vest, subject only to the achievement by the Company of the applicable performance goals, in each case as though such termination of employment had not occurred, and will be paid on the date specified in the documents governing the awards.
(v)    Whether or not such termination due to death or Disability occurs during the Term of Employment, Executive will receive a Pro-Rata Annual Cash Bonus (as defined in Section 5(b)(vi) below), determined and paid as provided such subsection.
(b)    Termination By the Company Without Cause or By Executive with Good Reason (Other Than in Connection with a Change in Control). In the event Executive’s employment with the Company is terminated (other than for death or Disability) (x) by the Company without Cause (other than within six months before, or 24 months after, a Change in Control), or (y) by Executive with Good Reason (other than within 24 months after a Change in Control), the Term of Employment will (if it has not already expired) terminate automatically and the Company will have no further obligations to Executive under this Agreement except for (x) any payments and benefits described in Section 5(f) below and (y) subject to the provisions of Section 5(i) below, the following payments and benefits:
(i)    If such termination of employment occurs during the Term of Employment, Executive will be entitled to a cash severance amount equal to:

Exhibit 10.1

A.     1.5 times his Base Salary as of the Termination Date, plus
B.    1.5 times the greater of (x) his Target Cash Bonus (as defined in Exhibit A) or (y) the average of the Annual Cash Bonus awarded (or due to be awarded) to Executive (including, for avoidance of doubt, annual cash bonuses awarded under the Prior Employment Agreement for years ending prior to the Effective Date) by the Company for the three most recent calendar years that ended on or before the Termination Date (the “Average Cash Bonus”).
The severance amount will be paid in 18 equal monthly installments commencing within 60 days following the Termination Date; provided, however, that the first installment will include any unpaid installments for the period prior to commencement, and the final installment will be paid on or before the date that is 18 months after the Termination Date.
(ii)    Whether or not such termination of employment by the Company without Cause or by Executive with Good Reason occurs during the Term of Employment, any outstanding equity-based or other compensation that has been granted to Executive, and that vests solely on the basis of continued employment, will vest (and become exercisable) in full as of the Termination Date and, with respect to RSUs, will be paid on the date(s) specified in the documents governing the awards.
(iii)    Whether or not such termination of employment by the Company without Cause or by Executive with Good Reason occurs during the Term of Employment, all of Executive’s outstanding PSUs and other performance-vesting awards will continue to vest, subject only to the achievement by the Company of the applicable performance goals, as though such termination of employment had not occurred, and will be paid on the date(s) specified in the documents governing the awards.
(iv)    Whether or not such termination of employment by the Company without Cause or by Executive with Good Reason occurs during the Term of Employment, the 2015 Equity Award will (to the extent not already fully vested) fully vest as of the Termination Date and will be settled within 60 days following such date.
(v)    If such termination of employment occurs during the Term of Employment, the Company will reimburse Executive for 100% of the COBRA premiums incurred by Executive for Executive and his eligible dependents under the Company’s health care plan during the 12-month period following the Termination Date. Such reimbursement will be provided on the payroll date immediately following the date on which Executive remits the applicable premium payment and will commence within 60 days after the Termination Date; provided that the first payment will include any reimbursements that would have otherwise been payable during the period beginning on the Termination Date and ending on the date of the first reimbursement payment. Reimbursement payments will be treated as taxable compensation to Executive.

Exhibit 10.1

(vi)    Whether or not such termination of employment by the Company without Cause or by Executive with Good Reason occurs during the Term of Employment, Executive will receive a portion of the Annual Cash Bonus that Executive would have earned for the calendar year in which his employment terminated, based on the degree to which the Company has attained any applicable Company-wide performance metrics for such year, with any discretionary or personal performance goals treated as having been attained at target. The portion of such Annual Cash Bonus to be received by Executive (a “Pro-Rata Annual Cash Bonus”) shall be determined by multiplying the Annual Cash Bonus amount determined under the first sentence of this clause (vi) by a fraction whose numerator is the number of days during the calendar year of termination that he was employed with the Company and whose denominator is 365. Any Pro-Rata Annual Cash Bonus will be paid in cash when the corresponding Annual Cash Bonus would have been paid to Executive for such year absent such termination but no later than March 15 of the immediately following year.
No termination of Executive’s employment that is governed by this Section 5(b), or by Section 5(c), 5(d) or 5(m) below, will be deemed a breach of this Agreement, nor will it relieve either Party of its/his other obligations under this Agreement.
(c)    Termination by the Company for Cause or Voluntary Termination by Executive. In the event that at any time Executive’s employment with the Company is terminated (x) by the Company for Cause or (y) by Executive other than with Good Reason, due to Disability, or in a termination governed by Section 5(m) below, then (z) the Term of Employment will (if it has not already expired) terminate automatically and the Company will have no further obligations to Executive under this Agreement except for any payments and benefits described in Section 5(f).
(d)    Garden Leave. Executive will provide a Notice of Termination to the Company no less than 90 days prior to any termination by him of his employment with the Company effective during the Term of Employment, and the Company will provide a Notice of Termination to Executive no less than 90 days prior to terminating Executive’s employment effective during the Term of Employment (other than a termination for Cause); provided that the Company may elect to terminate the Garden Leave (as defined below) early as described below. During this 90-day notice period (the “Garden Leave”), Executive will (i) continue to make himself available to provide such services as the Company may reasonably request (provided only that such services are reasonably consistent with Executive’s status as a senior executive of the Company) and (ii) continue to receive all payments and benefits to which he would otherwise be entitled, except that (notwithstanding anything in this Agreement or elsewhere to the contrary) in the event of a termination (x) by Executive other than with Good Reason, for Disability, or in a termination to which Section 5(m) applies, or (y) by the Company for Cause, Executive will not be eligible to earn any Annual Cash Bonus with respect to any calendar year that ends after the commencement of the Garden Leave. During the Garden Leave, the Company may require Executive to resign from any position with the Company and/or remove any or all of Executive’s duties or responsibilities, which will not constitute Good Reason or otherwise be deemed a violation of this Agreement. Executive agrees that he will not commence employment with any entity during the Term of Employment (including the Garden Leave). During the Garden Leave, Executive will take all steps reasonably requested by the Company to effect a successful transition of client and customer relationships to the person or persons designated by the Company. Notwithstanding the foregoing, the Company

Exhibit 10.1

in its sole discretion may waive all or any portion of the Garden Leave by providing written notice to Executive accelerating the last day of the Garden Leave period and the Termination Date (provided that, if the termination of Executive’s employment is on account of termination by the Company without Cause or due to Disability, pay in lieu of notice shall be paid for any remaining portion of the 90-day notice period). For the avoidance of doubt, no such shortening of the Garden Leave will be treated as a termination of Executive’s employment by the Company without Cause or as giving Executive any basis for terminating his employment with Good Reason.
(e)    Termination Related to Change in Control. In the event Executive’s employment with the Company is terminated (x) by the Company other than for Cause or Disability, and within six months before, or 24 months after, a Change in Control, or (y) by Executive with Good Reason and within 24 months after a Change in Control, then (z) the Term of Employment (if it has not already expired) will terminate automatically and the Company will have no further obligations to Executive under this Agreement except for (x) any payments and benefits described in Section 5(f) below, and (y) subject to the requirements of Section 5(i) below, the following payments and benefits:
(i)    If such termination occurs during the Term of Employment, the Company will promptly pay to Executive a cash severance amount equal to:
A.    2.25 times his Base Salary as of the Termination Date, plus
B.    2.25 times the greater of (x) his Target Cash Bonus (as defined in Exhibit A) or (y) the Average Cash Bonus.
Except as provided below, the severance amount shall be paid in a cash lump sum payment within 60 days following the Termination Date. If Executive’s employment is terminated by the Company other than for Cause or Disability within six months before a Change in Control, as described above, the severance amount shall be calculated pursuant to Section 5(b)(i) and paid in the form of payment described in Section 5(b)(i) upon Executive’s termination of employment before the Change in Control, and upon the Change in Control, Executive shall receive a lump sum cash payment equal to the excess of the severance amount payable under this Section 5(e)(i) over the severance amount previously paid to Executive pursuant to Section 5(b)(i), consistent with Section 409A (as defined below).
(ii)    Whether or not such termination of employment by the Company without Cause or by Executive with Good Reason occurs during the Term of Employment, all of Executive’s outstanding equity-based and other awards that vest or become exercisable based solely on Executive’s continued employment will vest (and become exercisable) in full as of the Termination Date. In addition, if such termination of employment occurs on or within 24 months after the Change in Control, (A) any such awards (e.g., RSUs) that settle following vesting will be settled within 60 days after the Termination Date, and (B) any such awards that are in the form of stock options or SARs will remain exercisable until at least the earlier of (a) the 90th day following

Exhibit 10.1

the Termination Date and (b) the date on which such option or SAR would have expired had Executive’s employment not terminated.
(iii)    Whether or not such termination of employment by the Company without Cause or by Executive with Good Reason occurs during the Term of Employment, any of Executive’s outstanding PSUs or other performance-vesting equity-based grants whose continued vesting after such Change in Control is based solely on continued employment (without regard to performance after such Change in Control) will vest in full as of the Termination Date (or as of the Change in Control, if later) and will be settled within 60 days after the Termination Date (or the Change in Control, if later). In addition, and except as otherwise provided in Section 9 of Exhibit A, any outstanding performance-vesting awards whose vesting remains contingent on performance will continue to vest, subject only to attainment by the Company of the applicable performance goals.
(iv)    The Company will reimburse Executive for 100% of the COBRA premiums incurred by Executive for Executive and his eligible dependents under the Company’s health care plan during the 18-month period following the Termination Date. Such reimbursement will be provided on the payroll date immediately following the date on which Executive remits the applicable premium payment and will commence within 60 days after the Termination Date; provided that, the first payment will include any reimbursements that would have otherwise been payable during the period beginning on the Termination Date and ending on the date of the first reimbursement payment. Reimbursement payments will be treated as taxable compensation to Executive.
(v)    Executive will receive a Pro-Rata Annual Cash Bonus, determined and paid as described in Section 5(b)(vi) above.
(f)    Other Payments and Benefits. Upon any termination of Executive’s employment with the Company, in addition to the amounts and benefits (if any) under other sub-sections of this Section 5, Executive will be entitled to the following:
(i)    prompt payment of any earned but unpaid portion of his Base Salary through the Termination Date and a prompt cash payment (determined based on Executive’s per-business-day rate of Base Salary) in respect of vacation that is accrued but unused as of the Termination Date;
(ii)    any vested deferred compensation (including any interest accrued on or appreciation in value of such deferred amounts) in accordance with the documents governing such compensation;
(iii)    prompt reimbursement for business expenses reasonably incurred but not yet reimbursed by the Company in accordance with the Company’s expense reimbursement policy as in effect from time to time;
(iv)    unless Executive’s employment with the Company has been terminated by the Company for Cause, the Executive will receive any earned but unpaid Annual

Exhibit 10.1

Cash Bonus for any calendar year that ended prior to the Termination Date (including, without limitation, any annual cash bonus for calendar year 2018); and
(v)    any other payment or benefit to which Executive is, or becomes, entitled under the then-applicable terms of any then-applicable written plan, program, agreement, corporate governance document, or other arrangement of the Company or any of its affiliates (collectively, “Company Arrangements”), including (without limitation) Sections 8 and 19 of this Agreement).

(g)    Payments Subject to Section 409A and Other Applicable Law.
(i)    The Company and Executive intend that this Agreement will be interpreted and administered so that any amount or benefit payable hereunder will be paid or provided in a manner that is either exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and Internal Revenue Service guidance promulgated thereunder (“Section 409A”), and thus does not incur any income inclusion, “additional tax”, or interest under Section 409A.
(ii)    Notwithstanding anything in this Agreement or elsewhere to the contrary, Executive will not be entitled to any payment or benefit pursuant to this Section 5 prior to the earliest date he is permitted to receive such payment or benefit without incurring income inclusion, “additional tax”, or interest under Section 409A. To the extent any payment or benefit is required to be delayed six months pursuant to the special rules of Section 409A related to “specified employees,” each affected payment and benefit will be delayed until the first day of the seventh month following the Termination Date or, if earlier, within ten days following the date of Executive’s death.
(iii)    Any installment payments or benefits under this Agreement or any other arrangement will be treated as a series of separate payments and benefits for purposes of Section 409A. Executive shall have no duties following the Termination Date that are inconsistent with his having had a “separation from service” under Section 409A on or before the Termination Date. Notwithstanding any other provision contained herein, if a Change in Control is not a change in ownership or control as defined for purposes of Section 409A and payment of the severance amount in a lump sum would trigger “additional tax” under Section 409A, then the severance amount under Section 5(e)(i) shall be paid in the form described in Section 5(b)(i).
(iv)    If Executive is entitled to any reimbursement of expenses or in-kind benefits that are includable in Executive’s federal gross taxable income, the amount of such expenses reimbursable or in-kind benefits provided in any one calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year. Executive’s right to reimbursement of expenses or in-kind benefits under this Agreement will (x) not be subject to liquidation or exchange for another benefit and (y) be made on or before the last day of Executive’s taxable year following the year in which the expense was incurred.

Exhibit 10.1

(v)    None of the Company, its affiliates or their respective directors, officers, employees or advisors will be held liable for any taxes, interest or other amounts owed by Executive as a result of the application of Section 409A or otherwise, provided (in the case of the Company only) that the Company has complied with the provisions of this Agreement, and of any other applicable Company Arrangement, concerning the timing of payments and benefits.
(h)    No Mitigation; No Offset. In the event of any termination of Executive’s employment with the Company, he will be under no obligation to seek other employment or otherwise in any way to mitigate the amount of any payment or benefit provided for in this Section 5, and there will be no offset against amounts due him under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.
(i)    Release; Compliance with Covenants. The Company’s obligation to make any payment or provide any benefit (other than the payments and benefits described in Section 5(f)) under Section 5(a), Section 5(b), Section 5(e), or Section 5(m) will be contingent upon, and is the consideration for, (A) Executive executing and delivering to the Company, within 45 days after the Termination Date, a general release (the “Release”), substantially in the form annexed hereto as Exhibit B, (B) such release becoming irrevocable in accordance with its terms and (C) Executive not having committed, prior to the date that such payment or benefit is due to be provided, a material breach of his obligations under Section 7, which breach has remained uncured for 10 days after the Company has given him written notice describing the breach in reasonable detail and requesting cure (provided that the Company shall not be required to provide an opportunity to cure if the Board of Directors determines in good faith that the breach is not curable within the 10-day cure period that would otherwise apply). In the event of a material breach of Executive’s obligations under Section 7 without timely cure as described above, the Company may immediately cease all payments under Section 5(a), Section 5(b), Section 5(e), or Section 5(m), as applicable (other than the payments and benefits described in Section 5(f)), and the Company may immediately forfeit all outstanding equity awards held by Executive to the extent that such equity awards vested or would have vested pursuant to Section 5(a), Section 5(b), Section 5(e), or Section 5(m), as applicable (other than as described in Section 5(f)). In the event that either the 45-day period, or the 10-day period, referred to in the immediately preceding sentence span two calendar years, any payments or benefits that, but for clauses (A), (B) or (C), as applicable, of such sentence, would have been due to be provided during the first such calendar year will be delayed and paid to Executive on the first regular payroll date of the Company in such second calendar year (but in no event later than January 31 of such second calendar year but with respect to delays pursuant to clause (C) of the immediately preceding sentence only if then cured), with any subsequent payments and benefits to be provided as if no such delay had occurred.
(j)    Parachute Payments.
(i)    Notwithstanding anything in this Agreement or elsewhere to the contrary, in the event that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (each, a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G

Exhibit 10.1

of the Code, the Company will reduce (but not below zero) the aggregate present value of the Payments under this Agreement to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide Executive a Net After-Tax Benefit that exceeds his Net After-Tax Benefit if such reduction is not made. To the extent such Payments are required to be so reduced, they will be reduced in the following order and, to the extent applicable, in accordance with Section 409A of the Code, such that any such reduction does not result in Executive incurring any income inclusion, “additional tax”, or interest under Section 409A of the Code: (i) Payments that are payable in cash, with amounts that are payable last reduced first; (ii) Payments due in respect of any equity or equity derivatives included in such calculation at their full value under Section 280G (rather than their accelerated value), with amounts that are payable last reduced first; and (iii) Payments due in respect of any equity or equity derivatives included in such calculation at their accelerated value under Section 280G, with the highest per share values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24). If the same payment or benefit date applies to more than one payment or benefit within any of the foregoing categories, the reduction will apply to each such payment or benefit on a pro rata basis.
(ii)    The “Reduced Amount” will be an amount expressed in present value that maximizes the expected net after-tax present value of the Payments without causing any Payment under this Agreement to be subject to the Excise Tax. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax. The term “Net After-Tax Benefit” means the present value (as determined in accordance with Section 280G(d)(4) of the Code) of the Payments net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under the state and local laws that applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as Executive certifies are likely to apply to him in the relevant tax year(s).
(iii)    All determinations to be made under this Section 5(j) will be made in the first instance by a nationally-recognized public accounting or consulting firm, selected by the Company prior to the events that trigger the potential application of Section 280G, which firm (the “Auditor”) will provide its determinations and any supporting calculations to both the Company and Executive within ten days after the events that trigger the potential application of Section 280G. All fees and expenses of the Auditor in performing the determinations referred to in this Section 5(j) will be borne solely by the Company.
(iv)    It is possible that after the Auditor makes its determinations under clause (iii) above, Executive will receive Payments that are, in the aggregate, either more or less than the Reduced Amount (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is determined by the Auditor upon request by Executive or the Company, by a final determination of a court, or by an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then Executive will refund the Excess Payment to the Company promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the rate that is 120% of the applicable annual federal rate (as determined in and under Section 1274(d) of the Code),

Exhibit 10.1

times a fraction whose numerator is the number of days elapsed from the date of Executive’s receipt of such Excess Payment through the date of such refund and whose denominator is 365. If it is determined by the Auditor upon request by Executive or the Company, by arbitration under Section 19 below, or by a court of competent jurisdiction, that an Underpayment has occurred, the Company will pay an amount equal to the Underpayment to Executive within 10 days of such determination together with an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the rate that is 120% of the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is 365
(k)    Resignation from Positions. Upon any termination of Executive’s employment with the Company, Executive will be deemed to have resigned with immediate effect from any position he then holds as an officer, director or fiduciary of the Company or any Company-related entity. The Executive will promptly execute and deliver to the Company any letters, documents and other instruments that the Company delivers to him and reasonably requests him to sign, and that are necessary or appropriate to effect such resignations.
(l)    No Duplication. For the avoidance of doubt, Executive will in no event be entitled to duplicate payments or benefits under both Section 5(e) and Section 5(b).
(m)    Terminations After Expiration of the Term of Employment Following Delivery of Notice of Nonrenewal of the Term of Employment By the Company.
(i)    If the Company provides Executive written notice of nonrenewal of the Term of Employment in accordance with Section 1(b) and the Company terminates Executive’s employment without Cause after the last day of the Term of Employment, then, subject to the provisions of Section 5(i), the Company will, in addition to providing the benefits set forth in Sections 5(b)(ii), (iii), (iv) and (vi), continue to pay Executive the Base Salary for a period of one year following the Termination Date in accordance with the Company’s regular payroll practices as if his employment had not ended. Such Base Salary continuation payments will commence within 60 days following the Termination Date, and the first payment will include any unpaid installments for the period prior to commencement. Notwithstanding the foregoing, if Executive’s employment is terminated as described in this Section 5(m)(i) within 24 months following a Change in Control, such Base Salary amount will be payable to Executive in a cash lump sum instead of installments. Such lump sum shall be paid within 60 days following the Termination Date. If Executive’s employment is terminated as described in this Section 5(m)(i) within six months before a Change in Control, when the Change in Control occurs, the excess of the severance amount payable under this Section 5(m)(i) over the severance amount previously paid to Executive pursuant to this Section 5(m)(i) shall be paid in a lump sum upon the Change in Control, consistent with Section 409A.
(ii)    The provisions of this subsection (ii) shall apply if (A) the Company provides Executive written notice of nonrenewal of the Term of Employment in accordance with Section 1(b) (other than for Cause), (B) the Company does not offer Executive a successor employment agreement that is substantially equivalent to this Agreement (viewed in the aggregate)

Exhibit 10.1

at least 10 days before the last day of the Term of Employment and (C) Executive provides written notice of termination no later than the seventh day after the last day of the Term of Employment. In that event, the Company will provide (x) any payments and benefits described in Section 5(f) above and (y) subject to the provisions of Section 5(i) above, the payments and benefits described in Sections 5(b)(ii), (iii), (iv) and (vi). The Company shall have no further obligations to Executive.
(iii)    Notwithstanding anything in this Agreement or elsewhere to the contrary, if Executive terminates his employment with the Company (with or without Good Reason) at any time and the sum of his age plus his years of service with the Company and its predecessors (including, without limitation, Fixed Income Discount Advisory Company (“FIDAC”) during the time that FIDAC was the external manager of the Company) (including, in each case, fractional years) equals or exceeds 65 as of the Termination Date, and he has at least five years of service with the Company and its predecessors as of the Termination Date, then the Company will provide (without duplication) (x) any payments and benefits described in Section 5(f) above and (y) subject to the provisions of Section 5(i) above, the payments and benefits described in Sections 5(b)(ii), (iii), (iv) and (vi). The Company shall have no further obligations to Executive.
6.    Definitions. For purposes of this Agreement, the following terms will be defined as set forth below:
(a)    “Cause” means Executive’s (i) conviction, or entry of a guilty plea or a plea of nolo contendere with respect to, a felony, a crime of moral turpitude or any crime committed against the Company, other than traffic violations; (ii) engagement in willful misconduct, gross negligence, or fraud, embezzlement, or misappropriation relating to significant amounts occurs in connection with the performance of his duties under this Agreement; (iii) willful failure to use his best reasonable efforts to comply with lawful and reasonable directions of the Board of Directors; (iv) material breach of Section 7 of this Agreement; (v) chronic or persistent substance abuse that materially and adversely affects his performance of his duties under this Agreement or (vi) material breach of this Agreement (other than Section 7) resulting in material and demonstrable economic injury to the Company. No act or omission to act by Executive will be deemed “willful” if conducted in good faith or with a reasonable belief that such act or omission was in, or not opposed to, the best interests of the Company. No termination of Executive’s employment for Cause shall be effective as a termination for Cause unless the following provisions of this Section 6(a) have first been complied with. The Board of Directors shall give Executive written notice of its intention to terminate his employment for Cause, such notice (the “Cause Notice”) (x) to state in reasonable detail the circumstances that constitute the grounds on which the proposed termination for Cause is based and (y) to be given no later than the later of (i) the 90th day after the Board of Directors first becomes aware of such circumstances or (ii) the 10th day after the Board of Directors completes (with reasonable diligence) its investigation as to whether Cause exists. If the Board of Directors determines that the grounds on which the proposed termination for Cause is based are subject to cure, Executive shall have 10 days after receiving such Cause Notice in which to fully cure such grounds. If he fails to timely and fully cure such grounds, Executive shall then be entitled to a hearing before the Board of Directors. Such hearing shall be held and completed within 25 days after he received such Cause Notice, provided that he requests such hearing within 10 days after receiving such Cause Notice. If, within 10 days following such hearing (if timely requested), and

Exhibit 10.1

otherwise within 20 days after he received such Cause Notice, the Board of Directors gives written notice to Executive confirming that, in the judgment of at least a majority of the members of the Board of Directors, Cause for terminating his employment on the basis set forth in the original Cause Notice still exists, his employment shall thereupon be terminated for Cause. During the period between the delivery of a Cause Notice and expiration of the time within which the Board is required to confirm that “Cause” as set forth in such notice exists, the Board may suspend some or all of Executive’s duties and responsibilities, and such suspension will not constitute Good Reason or otherwise be deemed a violation of this Agreement.
(b)    “Change in Control” means the occurrence of any one of the following events to the extent such event also constitutes a “change in control event” for purposes of Section 409A of the Code:
(i)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries) together with all affiliates and “associates” (as such term is currently defined in Rule 12b-2 under the Act) of such person, becomes the “beneficial owner” (as such term is currently defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board of Directors (“voting securities”); or
(ii)    persons who, as of the Effective Date, are members of the Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a member of the Board of Directors subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors will, for purposes of this Agreement, be considered an Incumbent Director; or
(iii)    there occurs (A) any consolidation or merger of the Company or any subsidiary where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, and in substantially the same proportions that they beneficially owned shares of the Company immediately prior to the consolidation or merger, securities representing in the aggregate 60% or more of the combined voting power of the then outstanding securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent entity, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the business or assets of the Company (other than to an entity 60% or more of whose voting power is represented by securities beneficially owned, in substantially the same proportions that they beneficially owned shares of the Company immediately before such transfer, by the persons or entities that beneficially owned shares of the Company immediately before such transfer) or (C) any liquidation or dissolution of the Company.
Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred for purposes of the foregoing clause solely as the result of an acquisition of its own voting securities

Exhibit 10.1

by the Company which, by reducing the number of voting securities outstanding, increases the proportionate voting power represented by the voting securities beneficially owned by any person or entity to 40% or more of the combined voting power of all then outstanding voting securities, provided that any subsequent acquisition of additional voting securities by such person or entity, when such person or entity beneficially owns voting securities representing 40% or more of the combined voting power of all then outstanding voting securities, shall by itself constitute a Change in Control.

(c)    “Code” means the Internal Revenue Code of 1986, as amended.
(d)    “Disability” means Executive’s inability, for a period of six consecutive months, to render substantially the services provided for in this Agreement by reason of mental or physical disability, whether resulting from illness, accident or otherwise, other than by reason of chronic or persistent abuse of any substance (such as narcotics or alcohol), provided that such inability also constitutes “disability” for purposes of Section 409A.
(e)    “Good Reason” means the occurrence of any of the following events without Executive’s prior written consent:
(i)    any material diminution in Executive’s title, duties or responsibilities;
(ii)    any relocation of Executive’s principal place of employment to a place other than New York City (or, following a Change in Control, the Borough of Manhattan);
(iii)    any failure of the Company to pay or provide to Executive, when due, any material payment or benefit owed to him; or
(iv)    any material failure by the Company to honor any of its material obligations to Executive.
For Good Reason to exist on the basis of an event, Executive must have provided written notice of such event to the Company within 90 days after he first learned of its occurrence; the Company must have failed to fully cure such event within 30 days after it received such notice; and Executive must have provided to the Company, within 30 days following the expiration of such cure period, written notice of his decision to terminate his employment, which termination shall (notwithstanding anything in Section 5(d) to the contrary) be effective 90 days after the date of Executive’s initial written notice of the Good Reason event, unless the Company agrees to an earlier termination date. The Company may require that Executive be on Garden Leave as described in Section 5(d) during the 90-day period following the date of Executive’s initial written notice of the Good Reason event.
(f)    “Notice of Termination” means any written notice, delivered by either Party to the other, that Executive’s employment with the Company will terminate.
7.    Covenants.

Exhibit 10.1

(a)    Confidentiality Restrictions. Executive agrees at all times during his employment with the Company and thereafter, to hold in strictest confidence, and not to use, or disclose to any person, firm or corporation, any confidential or proprietary information of the Company (“Confidential Information”), except as otherwise provided in this Section 7. Confidential Information includes, without limitation: client or customer lists, identities, contacts, business and financial information; investment strategies; pricing information or policies, fees or commission arrangements of the Company; marketing plans, projections, presentations or strategies of the Company; financial and budget information of the Company; personnel information, personnel lists, resumes, personnel data, organizational structure, compensation and performance evaluations; information regarding the existence or terms of any agreement or relationship between the Company and any other party; information developed by Executive during his employment with the Company; and any other information of whatever nature that gives to the Company an opportunity to obtain an advantage over its competitors who or which do not have access to such information, in each case to the extent that such information is confidential or proprietary. Confidential Information developed by Executive during his employment with the Company will be subject to the terms and conditions of this Agreement as if the Company had furnished such Confidential Information to Executive in the first instance. Confidential Information does not include any of the foregoing items that have become publicly known and through no wrongful act of Executive or a third party.
(b)    Exceptions.
(i)    Nothing in this Agreement or elsewhere shall prevent Executive from: (i) using and disclosing documents and information in connection with the good faith performance of his duties for the Company or any of its affiliates; (ii) cooperating with, or participating in, any investigation conducted by any governmental agency; (iii) making truthful statements, or disclosing documents and information, (x) to the extent reasonably necessary in connection with any litigation, arbitration or mediation involving Executive’s rights or obligations under this Agreement or otherwise in connection with his employment with the Company (or the termination of such employment) or (y) when required by law, by legal process or by any court, arbitrator, mediator or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to make such statements or to disclose such documents and information, provided that Executive both gives the Company advance notice of any such disclosure to the extent legally allowable and cooperates (at the Company’s sole expense) in good faith with any effort the Company may make to seek a protective order concerning the confidentiality of any such disclosure; (iv) retaining, and using appropriately (e.g., not in connection with violating any non-competition or non-solicitation restriction), documents and information relating to his personal rights and obligations and his rolodex (and electronic equivalents); (v) disclosing his post-employment restrictions in confidence in connection with any potential new employment or business venture; (vi) disclosing documents and information in confidence to any attorney, financial advisor, tax preparer, or other professional for the purpose of securing professional advice; or (vii) using and disclosing documents and information at the request of the Company or its attorneys or agents.
(ii)    Nothing in this Agreement or elsewhere shall prohibit or restrict Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or

Exhibit 10.1

regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and Executive does not need to notify the Company that Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law
(c)    Former Employer Information. Subject to Section 7(b), Executive agrees that he will not, during and in connection with his employment with the Company, use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that he will not bring into the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
(d)    Third Party Information. Subject to Section 7(b), Executive recognizes that the Company has received, and in the future will receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to treat all such information as Confidential Information.
(e)    Mutual Non-Disparagement. Executive acknowledges that any disparaging comments by him against the Company are likely to substantially depreciate the business reputation of the Company. Subject to Section 7(b), Executive therefore agrees that he will not directly or indirectly defame, disparage, or publicly criticize the services, business, integrity, veracity or reputation of the Company or its officers, directors, or employees in any forum or through any medium of communication. The Company agrees that it will not, directly or indirectly, through its executive officers or directors, defame, disparage, or publicly criticize the integrity, veracity, or reputation of Executive.
(f)    Restrictive Covenants.
(i)    Conflicting Employment. Executive agrees that, during his employment with the Company, he will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during such employment, nor will he engage in any other activities that conflict with his obligations or responsibilities to the Company.

Exhibit 10.1

(ii)    Returning Company Documents and Property. Subject to Section 7(b), Executive agrees that, at the time he leaves the employ of the Company, or at any other time at the Company’s reasonable request, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all software, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, Confidential Information, other documents or property, or reproductions of any aforementioned items developed by him pursuant to his employment with the Company or otherwise belonging to the Company. Subject to Section 7(b), to the extent Executive has retained any Company property or Confidential Information on any electronic or computer equipment belonging to him or under his control, Executive agrees to so advise the Company and to permanently delete all such property or Confidential Information and all copies, and to allow the Company reasonable access to such equipment for purposes of permanently deleting all such property or Confidential Information. In the event of any termination of Executive’s employment with the Company, Executive agrees to provide such written assurances of his compliance with this Section 7(f)(ii) as the Company may reasonable request.
(iii)    Notification to New Employer. During Executive’s employment with the Company and for 12 months thereafter, Executive will advise the Company of any new employer of his, or any other person or entity for whom he may perform services, either before or within three (3) days after accepting an offer to work for such employer or other person or entity. Executive hereby agrees to notify, and grants consent to notification by the Company to, any new employer, or other person or entity for whom he may perform services, of his obligations under this Section 7 and under Section 5(d) above (relating to “Garden Leave”).
(iv)    Solicitation of Employees. During his employment with the Company and for 12 months thereafter, Executive will not, either directly or indirectly, for himself or for any other person or entity:
A.    solicit, induce, recruit or encourage any of the Company’s employees, consultants, independent contractors or any person who provides services to the Company to terminate or reduce their employment or other relationship with the Company,
B.    hire any individual who is (or was within the six (6) months immediately preceding such hiring) an employee, exclusive consultant, or exclusive independent contractor of the Company, or
C.    attempt to do any of the foregoing.
(v)    Solicitation of Customers. During his employment with the Company and for 12 months thereafter, Executive will not, either directly or indirectly, (i) solicit, entice, or induce any Customer for the purpose of providing, or provide, products or services that are competitive with the products or services provided by the Company, or (ii) solicit, entice, or induce any Customer to terminate or reduce its business with (or refrain from increasing its business with) the Company. As used in this subsection (f)(v) of Section 7, “Customer” means any person or entity to which the Company provided products or services (or was invested in products offered by the

Exhibit 10.1

Company), and with which Executive had contact on behalf of the Company or about whom the Executive possesses Confidential Information, within the last twelve (12) months of his employment with the Company.
(vi)    Noncompetition. During his employment with the Company and for 12 months thereafter, Executive will not, either directly or indirectly:
A.    have any ownership interest in, or participate in the financing, operation, management or control of, any Competitor; or
B.    engage in or perform services (whether as an employee, consultant, proprietor, partner, director or otherwise) for any Competitor, if such services either (i) are the same as or similar to (individually or in the aggregate) the services Executive performed for the Company during his employment with the Company, or (ii) are performed with respect to products or services of the Competitor that are competitive with the products or services provided by the Company with which Executive was involved during his employment with the Company or about which Executive received or possessed Confidential Information during his employment with the Company.
(vii)    As used in subsection (f)(vi) of Section 7, “Competitor” means any person or entity that competes with the Company and that is (i) a mortgage REIT, (ii) an entity or person engaged in any element of acquiring mortgage backed securities, including any private or public investment firm or broker dealer whose business strategy is based on or who engages in the trading, sales, investment or management of mortgage backed securities, or (iii) an entity or person that manages or advises (including as an external advisor) either a mortgage REIT or an entity or person engaged in any element of acquiring mortgage backed securities, including any private or public investment firm or broker dealer whose business strategy is based on or who engages in the trading, sales, investment or management of mortgage backed securities. The restrictions set forth in subsection (f)(vi) of this Section 7 will apply within or with respect to the United States and any other country in which the Company is then engaged in business. Executive acknowledges that the Company’s technology and products have worldwide application, including without limitation over the Internet and that such geographic scope is therefore reasonable. It is agreed that ownership of no more than 2% of the outstanding voting stock of a publicly traded entity will not constitute a violation of subsection (f)(vi) of this Section 7.
(viii)    Corporate Opportunities. Executive agrees that, during his employment with the Company and for 12 months thereafter, Executive will not use, for his own personal gain or benefit, opportunities discovered in the course of his employment. In addition, if during his employment with the Company Executive is approached about or otherwise become aware of a potential investment or other business transaction that may be appropriate for the Company, Executive will not take that opportunity for himself, will (if warranted) bring it to the Board’s attention, and will not share or disclose it to any third party, without either (x) the Board’s permission or (y) a good faith belief that sharing or disclosing it is in, or not opposed to, the Company’s best interests.

Exhibit 10.1

(g)    Cooperation with Respect to Litigation. During the Term of Employment and at all times thereafter, Executive agrees to give written notice to the Company of any third-party claim against the Company promptly after becoming aware of such claim, and cooperate with the Company, in good faith and upon reasonable request by the Company, in connection with any pending, potential or future claim, investigation or action that directly or indirectly relates to any action, event or activity about which Executive may have knowledge in connection with or as a result of his employment by the Company. Such cooperation will include all assistance that the Company, its counsel or representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness, in each case consistent with Executive’s other obligations under this Agreement and with his other personal and professional commitments after the Termination Date; provided, however, that the Company will promptly pay, or reimburse Executive for, any reasonable expense that he incurs in connection with any cooperation under this Section 7(g).
(h)    Remedies.
(i)    Executive acknowledges and agrees that the restrictions set forth in this Section 7 are critical and necessary to protect the Company’s legitimate business interests; are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Executive agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the restrictions set forth in this Section 7. Accordingly, Executive agrees that if he breaches or threatens to breach any such restriction, the Company will have available, in addition to any other right or remedy available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of such restriction. Executive further agrees that no bond or other security will be required in obtaining such equitable relief. Executive further acknowledges and agrees that (x) any claim he may have against the Company, whether under this Agreement or otherwise, will not (except as otherwise expressly provided in Section 7(h)(iii) below) be a defense to enforcement of the restrictions set forth in this Section 7, (y) the circumstances of the termination of his employment with the Company will have no impact on his obligations under this Section 7, and (z) this Section 7 is enforceable by the Company, and its subsidiaries, its affiliates, and its permitted successors and assigns.
(ii)    Executive, and the Company, agree and intend that Executive’s obligations under any subsection of this Section 7 (to the extent not perpetual) be tolled during any period that Executive is in material breach of any of the obligations in such subsection, so that the Company is provided with the full benefit of the restrictive period set forth in such subsection; provided that the extension by tolling for any subsection shall not exceed 12 months in the aggregate.
(iii)    Executive also agrees that, in addition to any other remedies available to the Company, in the event Executive breaches, in any material respect and without timely cure, any of his obligations under this Section 7, the Company shall also be entitled to the remedy described in Section 5(i) above.
(iv)    Executive and the Company further agree that, in the event that any provision of this Section 7 is determined by any court of competent jurisdiction to be unenforceable

Exhibit 10.1

by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The prevailing party in any action or proceeding under Section 7(h)(i) will be entitled to prompt reimbursement of all expenses (including, without limitation, attorney fees) that such party reasonably incurred in connection with such action or proceeding. It is also agreed that each of the Company’s affiliates will have the right to enforce all of Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 7.
(v)    In the event that (A) the Company or any of its affiliates is, on or after the Termination Date, in material breach of any of its material obligations to Executive under this Agreement, (B) Executive provides written notice to the Company describing such breach in reasonable detail and requesting cure, within 30 days after he learns of the occurrence of such breach, (C) the Company does not cure such breach within 30 days after receipt of such notice, then (z) the restrictions (relating to competition and solicitation of customers) that are set forth in Sections 7(f)(v) and 7(f)(vi) will immediately become null and void. For the avoidance of doubt, the Company and its affiliates will not be considered in breach of their obligations under this Agreement for purposes of this Section 7(h)(v) by reason of the Company or an affiliate exercising its rights under this Agreement in the event of a breach of this Agreement by Executive.
8.    Indemnification. The Company will indemnify Executive, to the fullest extent permitted by Maryland law as amended from time to time, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement) actually and reasonably incurred by Executive in connection with any action, suit or proceeding, whether civil, criminal, administration, investigative, formal, informal or other (each, a “Proceeding”), provided that Executive’s involvement in such Proceeding relates to his positions with, or services for, the Company or any of its affiliates. Expenses incurred by Executive in connection with any such Proceeding will be paid, or reimbursed by the Company, promptly upon receipt by the Company of (i) a written affirmation of Executive’s good faith belief that Executive is entitled to indemnification by the Company pursuant to this Section 8 with respect to such expenses and proceeding, (ii) a written undertaking by Executive, or on Executive’s behalf, to and in favor of the Company, wherein Executive agrees to repay the amount if Executive is determined not to have been entitled to indemnification under this Section 8 and (iii) reasonable supporting documentation demonstrating that the expenses have been incurred. While Executive is an officer of the Company, and for six years thereafter, the Company (or any successor thereto) will provide comprehensive coverage under its officers and directors insurance policy (or policies) on substantially the same terms and levels that it then provides coverage to its senior executive officers and/or to members of the Board of Directors, at the Company’s sole cost. Nothing in this Agreement shall limit any right that Executive may have in respect of indemnification, advancement, or liability insurance coverage under any other Company Arrangement. Notwithstanding the foregoing, in no event shall the foregoing indemnification apply to any costs, expenses, liabilities or losses resulting from Executive’s engaging in conduct that constitutes Cause.

Exhibit 10.1

9.    Clawback Policy. Executive agrees that all bonuses, equity compensation and other incentive compensation provided by the Company will be subject to any clawback policy applying to senior executives of the Company generally that is implemented by the Board of Directors from time to time.
10.    Inventions
(a)    Assignment of Inventions. Executive acknowledges that, during his employment by the Company, Executive may be expected to undertake creative work, either alone or jointly with others, which may lead to inventions, ideas, original works of authorship, developments, concepts, improvements, trade secrets or other intellectual property rights, in each case, whether or not patentable or registrable under patent, copyright or similar laws and including, in each case, tangible embodiment of any of the foregoing (“Inventions”). Executive hereby agrees that any Invention that is created by him during his employment by the Company and that is related to the actual or prospective business of the Company or that results from work performed by Executive for the Company (whether or not on the Company’s premises or using the Company’s equipment and materials or during regular business hours) (“Company Inventions”) will be a work-for-hire and will be the sole and exclusive property of the Company and, to the extent such Company Inventions are not a work-for-hire, Executive hereby assigns to the Company Investment Corporation all of his right, title and interest in and to any and all such Company Inventions. In addition, any Inventions created within three years after the termination of Executive’s employment by the Company which are based upon or derived from Confidential Information or Company Inventions will be the sole and exclusive property of the Company and Executive hereby assigns to the Company all of his right, title and interest in and to any and all such Company Inventions. Nothing in the preceding sentence will be construed to limit Executive’s obligations under Section 10 of this Agreement.
(b)    Further Assistance. Executive agrees to assist the Company, or its designee, upon reasonable request and at the sole expense of the Company or its designee, whether during his employment with the Company or thereafter, in every proper way to secure the Company’s, or designee’s, rights in the Company Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including disclosing to the Company or designee all pertinent information and data with respect thereto, executing, or causing to be executed, all applications, specifications, oaths, assignments and other instruments which the Company or designee reasonably deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company or designee the sole and exclusive rights, title and interest in and to such Company Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. If the Company, or its designee, is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents, copyright registrations or other registrations covering Company Inventions, then Executive hereby irrevocably designates and appoints the Company, or its designee, and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed

Exhibit 10.1

by him, in each case at no expense to Executive. Executive understands and acknowledges that this appointment is coupled with an interest and survives his death or incompetence.
(c)    Moral Rights. To the extent not assignable, Executive hereby waives, to the extent permitted by applicable law, any and all claims he may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Company Inventions.
(d)    No License. Executive understands and acknowledges that this Agreement does not grant him, and will not be construed to grant him, any license or right of any nature with respect to any Company Inventions or Confidential Information, other than as expressly set forth in this Agreement.
11.    Assignability; Binding Nature. This Agreement will inure to the benefit of the Company and Executive and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that any such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that in each case the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. This Agreement will not be assignable by Executive; provided however that, in the event of Executive’s death or a judicial determination of his incapacity, references to Executive in this Agreement will be deemed, where appropriate, to be references to his heir(s), estate, beneficiar(ies), executor(s) or other legal representative(s).
12.    Representation. The Company and Executive each represent and warrant that it or he is fully authorized and empowered to enter into this Agreement and that its or his entering into this Agreement, and the performance of its or his obligations under this Agreement, will not violate any document to which it or he is a party or by which it or he is bound.
13.    Entire Agreement; Inconsistency. This Agreement contains the entire agreement between the Company and Executive concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between them with respect thereto (including, without limitation, the Prior Employment Agreement); provided that nothing in this Agreement shall affect any obligations the Company may have to provide a 2018 annual bonus to Executive, honor outstanding equity awards granted to Executive, or provide unpaid salary, vacation or other benefits accrued prior to January 1, 2019 under the terms of the Prior Employment Agreement or of any other Company Arrangement. In the event of any inconsistency between this Agreement and any other Company Arrangement, whether applicable on the date of this Agreement or at any time thereafter, this Agreement will, to the extent more favorable to Executive, control unless Executive otherwise agrees in a signed writing that specifically identifies the provisions of this Agreement whose control he is waiving.

Exhibit 10.1

14.    Amendment or Waiver. This Agreement can only be changed, modified or amended in a writing that is signed by both Executive and the Company and that specifically identifies the provision(s) of this Agreement that are being changed, modified or amended. No waiver by either the Company or Executive at any time of any breach by the other Party of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by Executive or a specifically-authorized officer of the Company, as the case may be.
15.    Severability. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.
16.    Reasonableness. To the extent that any provision or portion of this Agreement is determined to be unenforceable by a court of law or equity, or by any arbitration panel, that provision or portion of this Agreement will nevertheless be enforceable to the extent that such court or panel determines is reasonable.
17.    Survivorship. The respective rights and obligations of the Parties will survive any termination of the Term of Employment, or of Executive’s employment with the Company, to the extent necessary to the intended preservation of such rights and obligations. For the avoidance of doubt, the covenants in Section 7 and the indemnification and insurance provisions of Section 8 of this Agreement will survive any termination of the Term of Employment or of Executive’s employment with the Company.
18.    Governing Law. This Agreement, the rights and obligations of the Parties under it, and any claims or disputes relating thereto will be governed by and construed in accordance with the laws of the State of New York (without regard to its choice of law provisions), other than rights and obligations (and related claims and disputes) under Section 8 (Indemnification), which will be governed by Maryland law.
19.    Resolution of Disputes. Any claim arising out of or relating to this Agreement, any other agreement between the Parties, Executive’s employment with the Company, or any termination thereof (each, a “Covered Claim”) will (except to the extent otherwise provided in Section 7(h)(i) with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in the Borough of Manhattan in New York City, before a panel of three arbitrators, in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 19. Any award rendered by the panel will be accompanied by a written opinion setting forth in reasonable detail the basis for the award, and any such award may be entered in an court having jurisdiction thereof.
20.    Notices. Any notice, consent, demand, request, or other communication given to any person or entity in connection with this Agreement shall be in writing and will be deemed to have been given to such person or entity (i) when delivered personally to such person or entity, (ii) five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address specified below for such person or entity

Exhibit 10.1

(or to such other address as such person or entity shall have specified by 10 days advance notice given in accordance with this Section 20), or (ii) in the case of the Company only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as has been specified on 10 days' advance notice given in accordance with this Section 20), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 20.

If to the Company:	Chimera Investment Corporation
520 Madison Avenue, 32nd Floor
New York, NY 10022
Attn: Chief Legal Officer
Fax #:

If to Executive:
The address of his principal residence as it appears in the Company records, with a copy to him (during his employment with the Company) at his principal office at the Company and with a copy (which shall not constitute notice) to:

Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, NY 10022
Attn: Robert M. Sedgwick, Esq.
Fax: 212-735-8708

If to a beneficiary of Executive: The address most recently specified by Executive or his beneficiary.

21.    Withholding. The Company will be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company reasonably determines to be required to be withheld pursuant to applicable law. The Company will use commercially reasonable efforts to establish a relationship with a broker-dealer to facilitate the sale of shares acquired on the vesting or exercise of any equity or equity-based compensation granted to Executive by the Company to enable Executive to satisfy all applicable withholding taxes due in connection with such vesting or exercise; provided that if the Company does not establish any such relationship, Executive may satisfy such withholding obligations by instructing the Company to retain shares otherwise deliverable to Executive upon the vesting or exercise of any such equity or equity-based award with a fair market value not exceeding the minimum amount required to be withheld by applicable law.
22.    Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.

Exhibit 10.1

23.    Counterparts. This Agreement may be executed in two or more counterparts. Signatures delivered by facsimile (including, without limitation, by “pdf”) will be deemed effective for all purposes.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

    Chimera Investment Corporation

    By:__/s/ Gerard Creagh____________
         Name: Gerard Creagh
         Title: Chairman of the Compensation         Committee of the Board of Directors

_/s/ Matthew Lambiase________
Name: Matthew Lambiase
                                 Title: Chief Executive Officer

Exhibit 10.1

Exhibit A

Incentive Compensation

I.    Annual Cash Bonus.

The following summarizes the material terms of the Annual Cash Bonus set forth in Section 3(b)(i) of the Agreement to which this Exhibit A is attached (the “Agreement”). Unless otherwise specified in this Exhibit A, all defined terms have the meanings set forth in the Agreement.
1.    Performance Period. The Annual Cash Bonus will be payable for each calendar year during the Term of Employment (each, an “Annual Cash Bonus Performance Period”). The metrics described below will apply to the following Annual Cash Bonus Performance Periods:

•	January 1, 2019 through December 31, 2019

•	January 1, 2020 through December 31, 2020

•	January 1, 2021 through December 31, 2021
The metrics for subsequent Annual Cash Bonus Performance Periods will be determined by the Compensation Committee, in good faith, in consultation with, and subject to agreement of, Executive.
Except as otherwise provided in the Agreement, Executive will be eligible to receive the Annual Cash Bonus only if Executive remains employed by the Company through the last day of the applicable Annual Cash Bonus Performance Period. In no event will Executive receive any unpaid Annual Cash Bonus in the event Executive’s employment is terminated by the Company for Cause. For the avoidance of doubt, Executive will not be entitled to an Annual Cash Bonus for any Annual Cash Bonus Performance Period beginning on or after termination of Executive’s employment for any reason.
Except as otherwise provided in the Agreement, any Annual Cash Bonus will be subject to achievement of the performance goals described in this Exhibit.
2.    Target Cash Bonus. For each Annual Cash Bonus Performance Period, Executive’s target Annual Cash Bonus (the “Target Cash Bonus”) will be equal to $2,640,000, which Target Cash Bonus may be increased by the Compensation Committee to account for the consummation of strategic initiatives, such as capital raises and M&A transactions, and any such increased amount will thereafter be the Target Cash Bonus for all purposes under the Agreement. Executive is entitled to receive an Annual Cash Bonus from 0% to 250% of the Target Cash Bonus for each Annual Cash Bonus Performance Period, based on performance as described below.
3.    Performance Component. The Annual Cash Bonus will be payable based on the Company’s relative return on average equity (“Relative ROAE”).
4.    Definitions. For purposes of this Exhibit A:
“Company ROAE” means (i) Company Return for the Annual Cash Bonus Measurement Period, divided by (ii) Company Average Equity for the Annual Cash Bonus Measurement Period.
“Relative ROAE” means Company ROAE as such amount stands in relation to the return on average equity (determined in the same way that the Company ROAE is determined) for the

Exhibit 10.1

Annual Cash Bonus Measurement Period of the entities (other than the Company) included in the Peer Group described below. Relative ROAE will be measured from the end of the third fiscal quarter of the calendar year immediately preceding the beginning of the Annual Cash Bonus Performance Period through the end of the third fiscal quarter of the Annual Cash Bonus Performance Period (i.e. Q3 to Q3 measurement period) (the “Annual Cash Bonus Measurement Period”).
“Peer Group” means the entities (other than the Company) included in the iShares Mortgage Real Estate ETF as of the beginning of the applicable Annual Cash Bonus Measurement Period or LTI Measurement Period, as applicable. Any entity (other than the Company) that ceases to be included in the iShares Mortgage Real Estate ETF during the Annual Cash Bonus Measurement Period or LTI Measurement Period, as applicable, shall be treated as performing at the lowest level in the Peer Group for such Annual Cash Bonus Measurement Period or LTI Measurement Period, as applicable.
“Company Return” means the Company’s net income as determined in accordance with GAAP and shown on the Company’s quarterly and annual financial statements as filed with the Securities and Exchange Commission, but excluding non-cash, non-operating expense items such as depreciation expense, amortization of goodwill and other non-cash, non-operating expense items as determined by the Compensation Committee in its sole discretion for the applicable Annual Cash Bonus Measurement Period. If, for any portion of any Annual Cash Bonus Measurement Period, (i) the Company does not use hedge accounting or (ii) its derivative hedging instruments or any portion thereof are otherwise deemed ineffective, which in either case, results in changes in the value of such hedging instruments being recorded in the Company’s GAAP income statement, then any gains or losses from such hedging instruments will be excluded from the calculation of Company Return.
“Company Average Equity” means the stockholders’ equity of the Company as determined in accordance with GAAP and shown on the Company’s quarterly and annual financial statements as filed with the Securities and Exchange Commission, but excluding accumulated other comprehensive income or loss (which, among other things, reflects unrealized gains or losses in the Company’s portfolio), stockholders’ equity attributable to preferred stock and other items as determined by the Compensation Committee in its sole discretion for the applicable Annual Cash Bonus Measurement Period. For purposes of calculating Relative ROAE, Company Average Equity will be determined based on the average of the Company’s stockholders’ equity calculated as described in the preceding sentence as of the last day of each fiscal quarter during the applicable Annual Cash Bonus Measurement Period. Notwithstanding the foregoing, stockholder’s equity attributable to an issuance of common stock of the Company during the applicable Annual Cash Bonus Measurement Period shall be excluded from the calculation of “Company Average Equity” for a period of six months from such issuance.
5.    Annual Cash Bonus Earned.
For each Annual Cash Bonus Performance Period, Executive will be entitled to receive, as Executive’s Annual Cash Bonus, from 0% to 250% of Executive’s Target Cash Bonus, based on the Company ROAE compared to that of the Peer Group (measured as a percentile) or, if the Threshold is determined under clause (x) of its definition, the Company ROAE compared to the Threshold, as follows:

Exhibit 10.1

Relative ROAE*	Percentage of Target Cash Bonus Payable
Less than the Threshold	0%
50th Percentile	100%
75th Percentile	175%
100% Percentile	250%

* Company ROAE is used to determine whether clause (x) of the Threshold is met.
“Threshold” means the lesser of (x) the average of the weekly 2-year Treasury note rates published in the U.S. Reserve H.15 Report for the 52 weeks in the applicable Annual Cash Bonus Measurement Period plus 100 basis points or (y) the 25th percentile of Relative ROAE. The percentage of Target Cash Bonus payable for Relative ROAE achieved between the Threshold and the 100th percentile that is not set forth in the above table, will be determined by linear interpolation.
6.    Payment of Annual Cash Bonus. Any Annual Cash Bonus will be paid in cash between December 1 of the applicable Annual Cash Bonus Performance Period and January 30 of the year following the last day of such Annual Cash Bonus Performance Period, subject (except as otherwise provided in the Agreement or this Exhibit A) to continued employment through the end of such Annual Cash Bonus Performance Period.
II.    Long-Term Incentive Compensation.

The following summarizes the material terms of the long term incentive compensation (“LTI”) in the form of RSUs and PSUs that is to be awarded under Section 3(b)(ii) of the Agreement to which this Exhibit A is attached. Unless otherwise specified in this Exhibit A, all capitalized terms used in this Exhibit A have the meanings set forth in the Agreement.
7.    Performance Period. The metrics described below will apply to the following performance periods (each an “LTI Performance Period”):

•	January 1, 2019 through December 31, 2019

•	January 1, 2020 through December 31, 2020

•	January 1, 2021 through December 31, 2021
The metrics for subsequent LTI Performance Periods will be determined by the Compensation Committee, in good faith, in consultation with, and subject to agreement of, Executive.
Except as otherwise provided in the Agreement or this Exhibit A, Executive will be eligible to receive payout on LTI only if Executive remains employed by the Company through the applicable vesting date (in the case of RSUs) and through the last day of the applicable PSU Performance Period (in the case of PSUs). In no event will Executive receive any unpaid LTI in the event Executive’s employment is terminated by the Company for Cause. For the avoidance of doubt, Executive will not be entitled to LTI for any LTI Performance Period beginning on or after termination of Executive’s employment for any reason.
Except as otherwise provided in the Agreement or this Exhibit A, any LTI will be subject to the vesting conditions and achievement of the performance goals described below

Exhibit 10.1

8.    Target LTI. For each LTI Performance Period, Executive’s target LTI will be equal to $1,760,000 (the “Target LTI”), which Target LTI may be increased by the Compensation Committee to account for the consummation of strategic initiatives, such as capital raises and M&A transactions, and any such increased amount will thereafter be the LTI for all purposes under the Agreement and this Exhibit A.
9.    Performance Components. For each LTI Performance Period, the LTI will consist of two components:

•
RSUs. For each LTI Performance Period, Executive will be granted, as of the first day in the LTI Performance Period, a number of RSUs having an aggregate value on such first day equal to 50% of the Target LTI. Subject (except as otherwise provided in this Exhibit A or in the Agreement) to Executive remaining employed by the Company through the applicable vesting date (the “Time-Based Vesting Date”) and meeting all applicable requirements set forth in the Agreement and this Exhibit A, the RSUs will vest in three equal installments on each of the first three anniversaries of the date of grant. Unless otherwise provided in the Agreement or this Exhibit A, the vested portion of the RSUs will be paid in common stock of the Company within 60 days after the vesting date, or such other date as may be specified in the documents governing the awards.

•
PSUs. For each LTI Performance Period, Executive will be granted, as of the first day of the LTI Performance Period a target number of PSUs having an aggregate value on such first day equal to 50% of the Target LTI (the “Target PSUs”). The PSU Performance Periods shall be as follows (each corresponding to the LTI Performance Period beginning on the same date, as applicable):

•	January 1, 2019 through December 31, 2021

•	January 1, 2020 through December 31, 2022

•	January 1, 2021 through December 31, 2023
Subject (except as otherwise provided in the Agreement or this Exhibit A) to Executive’s continuing employment through the last day of the applicable PSU Performance Period, between 0% and 200% of the Target PSUs will vest as of the last day of such PSU Performance Period and be paid in common stock of the Company between December 1 of such PSU Performance Period and January 30 of the year following the last day of such PSU Performance Period, based on the Company Economic Return compared to that of the Peer Group (measured as a percentile) or, if the Threshold is determined under clause (x) of its definition, the Company Economic Return compared to the Threshold, as follows:

Relative Economic Return*	Percentage of Target PSUs Vesting and Payable
Less than the Threshold	0%
50th Percentile	100%
75th Percentile	200%

* Company Economic Return is used to determine whether clause (x) of the Threshold is met.

Exhibit 10.1

“Threshold” means the lesser of (x) the average weekly interest rate on the 2-year U.S. Treasury note during the applicable LTI Measurement Period plus 100 basis points or (y) the 25th percentile of Relative Economic Return. For any Relative Economic Return achieved between the Threshold and 75th percentiles and not specified in the above table, the percentage of the Target PSUs that will vest for the applicable PSU Performance Period will be determined by linear interpolation.
Notwithstanding anything in the Agreement or this Exhibit A to the contrary, upon the consummation of a Change in Control, (i) the percentage of the Target PSUs that would have vested in accordance with the preceding table based on the Company’s actual Relative Economic Return from the first day of the applicable LTI Measurement Period through the end of the most recent fiscal quarter prior to such Change in Control for which data is available (or the last day of the applicable LTI Measurement Period, if earlier) will be eligible to vest on the last day of the applicable PSU Performance Period, subject only to Executive’s continuing employment with the Company (except as otherwise provided in Sections 5(a), 5(b) or 5(e) of the Agreement), and (ii) any portion of the Target PSUs that would not have vested in accordance with the preceding table based on the Company’s actual Relative Economic Return from the grant date through the date of such Change in Control will be forfeited as of such Change in Control with no compensation due therefor.
The RSUs and PSUs will be granted to Executive under the Company’s current Equity Compensation Plan (or its successor).
10.    Definition of Relative Economic Return. For purposes of the PSUs:
“Company Economic Return” means (x) the Company’s change in book value per share (“BVPS”), plus (y) common stock dividends, for the LTI Measurement Period.
“Relative Economic Return” means (i) the Company Economic Return for the LTI Measurement Period, divided by (ii) BVPS at the beginning of the LTI Measurement Period, as such amount stands in relation to the economic return (measured in the same way that the Company Economic Return is measured) during the LTI Measurement Period of the entities in the Peer Group. Relative Economic Return will be measured from the end of the third fiscal quarter of the calendar year immediately preceding the beginning of the PSU Performance Period through the end of the third fiscal quarter of the last calendar year in the PSU Performance Period (i.e. Q3 to Q3 measurement period) (the “LTI Measurement Period”).
III.    Dividend Equivalents

Dividend equivalents will accrue on RSUs and PSUs granted hereunder as and when dividends are paid to the Company’s shareholders and, to the extent that the RSUs and PSUs become vested, will be paid to Executive in cash, shares or a combination thereof, as determined by the Committee in its sole discretion, at the time such RSUs or PSUs are settled.
IV.    Committee Determinations

All determinations with respect to the Annual Cash Bonus and the LTI, including, without limitation, the amount, if any, that is payable to Executive for each performance period, will be made by the Compensation Committee, in good faith, and in compliance with the Agreement and this Exhibit A. All such determinations will be final and binding on Executive and the Company.

Exhibit 10.1

Exhibit B

General Release

IN CONSIDERATION OF good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the terms and conditions contained in the Employment Agreement, effective as of January 1, 2019, (the “Agreement”) by and between Matthew Lambiase (the “Executive”) and Chimera Investment Corporation (the “Company”), the Executive on behalf of himself and any person or entity claiming by, through, or under him (including without limitation his heirs, executors, administrators, spouse, personal representatives and assigns), releases and discharges the Company and its past, present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, employees, attorneys, agents, benefit plans, and/or owners, and their respective successors and assigns, and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (collectively, the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, attorneys’ fees and costs, and demands whatsoever (“Claims”) which the Executive (or any person or entity claiming by, through, or under him) have, had, or may have, against the Released Parties or any of them arising at any time from the beginning of the world to the date Executive executes this General Release, whether known or unknown, accrued or unaccrued, contingent or noncontingent. The Claims described in this paragraph include without limitation, (i) any and all Claims relating to the Executive’s employment with the Company and the cessation thereof, (ii) any and all Claims for discrimination based on age, sex, race, color, disability status, national origin, religion, or any other protected characteristic, including but not limited to, Claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., the New York State and New York City Human Rights Laws, and all state and local analogues of such statutes, each as amended, (iii) any and all Claims under all federal, state, and local statutes, rules, regulations, or ordinances, each as amended, including but not limited to, the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq., the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq., the New York Labor Laws, the New York Whistleblower Protection Law (to the fullest extent they may be released under applicable law), the New York Civil Rights Law (N.Y. Civ. Rts. § 1, et seq.), the New York AIDS/HIV confidentiality law (N.Y. Public Health Law §2780), the New York Equal Pay Law, New York State Labor Relations Act, Article 23-A of the New York State Corrections Law, New York Family Leave Law, New York Minimum Wage Act, New York Wage and Hour Law, New York Wage Payment Law, New York State Worker Adjustment and Retraining Notification Act, and retaliation provisions of New York Workers' Compensation Law, and (iv) any and all Claims under the common law of any jurisdiction, including but not limited to, breach of contract, defamation, interference with contractual/prospective contractual relations, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, infliction of emotional distress, and wrongful discharge; provided, however, that the Executive does not release or discharge the Released Parties from: any of the obligations that arise under, or are preserved by, Section 5 of the Agreement; any Claim for unemployment or workers’ compensation benefits; any Claim that arises after the date

Exhibit 10.1

on which the Executive signs this General Release; or any Claim that is not waivable under applicable law. It is the intention of the Executive that the language relating to the description of Claims in this paragraph will be given the broadest possible interpretation permitted by law. It is understood that nothing in this General Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied. The Executive represents and warrants that he fully understands the terms of this General Release, that he has been encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided in this Release, the Executive understands that as a result of executing this General Release, he will not have the right to assert any Claims that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.
The Executive agrees and covenants not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by this General Release. If he does so, and the action is found to be barred in whole or in part by this General Release, the Executive agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by this General Release. Nothing in this General Release precludes the Executive from challenging the validity of this General Release under the requirements of the Age Discrimination in Employment Act, and the Executive will not be responsible for reimbursing the attorneys’ fees and costs of the Released Parties in connection with such a challenge to the validity of the release. The Executive, however, acknowledges that this General Release applies to all Claims that he has under the Age Discrimination in Employment Act, and that, unless the release is held to be invalid, all of the Executive’s Claims under that Act will be extinguished by execution of this General Release. The Executive further agrees that nothing in this General Release will preclude or prevent the Executive from filing a charge with, providing information to, or cooperating with the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission, or other government agency, and the Executive understands that he does not need the prior authorization of any of the Released Parties prior to taking any such action. The Executive will not seek or accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any Claims released in this General Release, and, in the event the Executive receives such monetary relief, the Company will be entitled to an offset for the payments made pursuant to the Agreement and this General Release. This General Release does not limit the Executive’s right to receive an award from any government agency that provides awards for providing information relating to a potential violation of law.
Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Exhibit 10.1

The Company hereby advises the Executive to consult with counsel before executing this General Release. The Executive may take twenty-one (21) days to consider whether to execute this General Release and discuss it with counsel of his own choosing. The Executive agrees that changes made to this General Release, whether material or immaterial, do not restart the aforementioned twenty-one (21) day period. Upon the Executive’s execution of this General Release, the Executive will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, the Executive must present written notice of such revocation to the office of the Company’s Corporate Secretary. If seven (7) days pass without receipt of such notice of revocation, this General Release will become binding and effective on the eighth (8th) day after the execution hereof. Signatures delivered by facsimile (including, without limitation, by “pdf”) will be effective for all purposes.
INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

______________________
Dated:________________

Exhibit 10.1

Exhibit C

[Prior Inventions]